Exhibit 10.1
AMENDMENT NO. 1
TO
SECURITIES PURCHASE AGREEMENT
          THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT, dated as of September [•], 2010 (this “Amendment”), is entered into by and between Hanmi Financial Corporation, a Delaware corporation and registered holding company with its principal offices in Los Angeles, California (the “Company”), and Woori Finance Holdings Co. Ltd., a Korean corporation with its principal offices in Seoul, Korea (the “Purchaser”).
          WHEREAS, the Company and the Purchaser are parties to that certain Securities Purchase Agreement, dated as of May 25, 2010 (the “Purchase Agreement”); and
          WHEREAS, the parties hereto desire to amend and restate Section 5.2 and the last paragraph of Section 7.1 of the Purchase Agreement as provided herein.
          NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
               Article 1. Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the same meanings ascribed to them in the Purchase Agreement.
               Article 2. Amendment of the Purchase Agreement. Section 5.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
5.2.	Board of Directors. The Purchaser and the Company agree that upon the Closing (i) the initial Board of Directors shall comprised of seven (7) directors, of which two (2) shall be existing directors of the Company and one (1) shall be the CEO/President of the Company, and (ii) subject to discussions with the appropriate regulatory authorities and compliance with applicable law, the Purchaser shall have the right to nominate at least four (4), but in no event less than four (4), directors (the “Purchaser Nominees”) to the initial Board of Directors of the Company. Subject to discussions with the appropriate regulatory authorities and compliance with applicable law, the CEO/President shall initially be a Person proposed by the Purchaser and agreed upon by the Company. Notwithstanding the foregoing and in regards to the initial Board of Directors, the Purchaser shall have the right to nominate additional directors in proportion (rounded to the nearest whole number) to its shareholdings in the Company, consistent with the applicable listing rules of the Principal Trading Market or a derogation or exception obtained in regards thereto. After the Closing and the appointment of the initial Board of Directors, the directors of the Company shall be nominated and appointed pursuant to, and in accordance with, applicable laws, rules and regulations, including, but not limited to the applicable listing rules of the Principal Trading Market. The Purchaser shall provide the Company with the identities of the Purchaser Nominees at least 20 calendar days before the Closing Date in order to provide the Company with sufficient time to provide its stockholders with the notice required by Exchange Act

Rule 14f-1. On the Closing Date, the Company shall cause the resignation of the directors to be identified by the Company prior to the Closing Date (the “Resigning Directors”). Pursuant to Section 223 of the Delaware General Corporate Law and the Company’s bylaws, immediately upon the resignation of the Resigning Directors, the remaining directors shall appoint the Purchaser Nominees to the Board. Such Purchaser Nominees shall serve as directors of the Company until the next annual meeting of the stockholders. Subject to legal and governance requirements regarding service as directors of the Company, the Board will recommend to its stockholders the election of the Purchaser Nominees. Upon the death, resignation, retirement, disqualification or removal from office of any Purchaser Nominee, the Purchaser shall have right to designate a replacement, which replacement shall satisfy all legal and governance requirements regarding service as a director of the Company. The Purchaser shall have the same proportional representation on any committee or subcommittee of the Board and board of directors of each of the Subsidiaries.
               Article 3. The last paragraph of Section 7.1(h) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
For the purposes of this Agreement, the term “Outside Date” shall mean November 15, 2010 or such later date as may be agreed upon by the Parties in writing.
               Article 4. Continuing Effect of the Purchase Agreement. Except as specifically provided in this Amendment, the Purchase Agreement shall continue in full force and effect in accordance with its terms.
[Signatures on the Following Page]

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

WOORI FINANCE HOLDINGS CO. LTD

By:	/s/ Pal -Seung Lee Pal -Seung Lee
Chairman and Chief Executive Officer

HANMI FINANCIAL CORPORATION

By:	/s/ Joseph K. Rho Joseph K. Rho
Chairman of the Board